Exhibit (d)(5)

Non-Disclosure Agreement

This Non-Disclosure Agreement (this “Agreement”) is effective as of February 12, 2021 (the “Effective Date”) by and between Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), and Amgen Inc., a Delaware corporation (“Amgen”). In connection with the evaluation of a possible negotiated transaction (a “Transaction”) between the parties, Five Prime may furnish to Amgen certain information concerning Five Prime or its affiliates (as defined below) that is confidential to Five Prime. In order to protect the confidentiality of the information Five Prime may disclose to Amgen and the discussions regarding the Transaction, Five Prime and Amgen agree that such disclosures and discussions will be subject to the terms and conditions of this Agreement. Each of Five Prime and Amgen is sometimes referred to herein individually as a “party” and collectively, as the “parties.”

1.

As a condition to Five Prime furnishing any information to Amgen or its Representatives, Amgen agrees to, and will cause its Representatives to, treat confidentially and not disclose to any person (other than Amgen’s Representatives as provided herein) any information (whether prepared by a party, its Representatives or otherwise, and whether oral, written or electronic) that Five Prime directly or indirectly furnishes after the date hereof to Amgen or its Representatives, or is otherwise ascertained by Amgen or its Representatives through due diligence investigations or discussions with employees or other Representatives of Five Prime (all such information, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by on or behalf of Five Prime, or by Amgen, its Representatives or others, which contain or reflect, or are based on, any such information, the “Confidential Information”). Without limitation to the foregoing, the term “Confidential Information” shall be deemed to include information concerning Five Prime’s technology platforms and other intellectual property, data, know-how, compositions, processes, procedures, designs, sketches, photographs, graphs, drawings, samples, past, current, and planned research and development projects, market studies and any other information, however documented, that is a trade secret within the meaning of applicable Law (as such term is defined below).

2.

The term “Confidential Information” does not include information that: (a) is or becomes generally available to the public, other than through a breach of this Agreement by Amgen or its Representatives; (b) is or becomes available to Amgen on a nonconfidential basis from a source (other than Five Prime or its Representatives) which, to Amgen’s knowledge, is not prohibited from disclosing such information on such basis to Amgen by a legal, contractual, or fiduciary obligation to Five Prime; (c) was in Amgen’s possession prior to receipt from Five Prime or its Representatives, as evidenced by Amgen’s written records; or (d) is independently discovered or developed by Amgen or its Representatives without reference to, reliance on or use of any Confidential Information.

3.

Amgen will and will cause its Representatives to: (a) not (except as required by Law but only after compliance with paragraph 6 below or with Five Prime’s prior written consent) disclose any Confidential Information in any manner whatsoever, and (b) use the Confidential Information solely for the purpose of evaluating, negotiating and proposing a Transaction; provided, however, Amgen may, subject to the limitations set forth in this paragraph 3, disclose the Confidential Information to its Representatives who (i) need to know the Confidential Information for the purpose of evaluating, negotiating or proposing a Transaction, (ii) are informed by Amgen of the confidential nature of the Confidential Information and (iii) are obligated to maintain the confidentiality of the Confidential Information and act in accordance with the terms of this Agreement applicable to Amgen’s Representatives. Each party shall be responsible for any breach of the provisions of this Agreement by its Representatives.

4.

The parties understand that some Confidential Information may be deemed competitively sensitive and, therefore, the parties may enter into one or more “clean team” agreements addressing the disclosure and handling of certain competitively sensitive information, including, but not limited to, nucleic acid or amino acid sequence information, chemical structural information, reaction conditions and schemes, manufacturing protocols, formulations and other production information, and such agreements may designate such competitively sensitive information for review solely by Amgen’s outside advisors or by a limited number or category of Amgen’s employees designated between the parties in writing, and the parties and their respective Representatives agree to abide by such designation.

5.

In addition, without the prior written consent of the other party, each party and its Representatives agree to treat confidentially and not disclose to any person (except as required by Law but only after compliance with paragraph 6 below): (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction; (b) any of the terms and conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a Transaction; (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party; or (d) that this Agreement exists or that Confidential Information has been requested or made available to Amgen or its Representatives ((a) through (d) collectively, the “Transaction Information”). Notwithstanding the foregoing, Five Prime and its Representatives shall not be restricted from making any such disclosure of Transaction Information referred to in the foregoing clauses (a) through (d) (excluding references to Amgen and its affiliates and Representatives), other than in the case of clause (b), specific pricing information or other specific terms of a Transaction proposal, in each case so long as such disclosure does not identify Amgen by name or any other characteristic or information which could reasonably be expected to identify Amgen in connection with such Transaction Information.

6.

In the event that Amgen or any of its Representatives are legally required to disclose all or any part of the information contained in the Confidential Information or Transaction Information under the terms of a law, rule, regulation, subpoena or other order issued by a court or governmental or regulatory body of competent jurisdiction (collectively, “Law”), Amgen and its Representatives agree to, except to the extent prohibited by Law, promptly notify Five Prime of the existence, terms and circumstances surrounding such requirement so that it may seek an appropriate protective order or waive its compliance with the provisions of this Agreement (and, if Five Prime seeks such an order, to provide such cooperation as Five Prime shall reasonably request). In any such case, Amgen and its Representatives agree to cooperate with Five Prime and use commercially reasonable efforts to avoid or minimize the required disclosure or obtain such protective order or other relief. If, failing the entry of a protective order or the receipt of a waiver hereunder, the disclosure of such information is required upon the advice of Amgen’s or its Representatives’ legal counsel, as applicable, Amgen and its Representatives will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such of the disclosed information, and Amgen and its Representatives shall then disclose only that portion of the Confidential Information or Transaction Information that is legally required to be disclosed.

7.

Each party hereby acknowledges that it is aware, and will advise its Representatives who are informed or, to its knowledge, become aware of the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.

Amgen understands that neither Five Prime nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information. Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered by the persons thereto, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect. Each party warrants and represents that the execution, delivery and performance of this Agreement have been duly authorized by the requisite action on the part of such party and that the person signing this Agreement on behalf of such party has the power and authority to enter into this Agreement and to bind such party. Each party further warrants and represents that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which it may have.

9.

Amgen also agrees that neither Five Prime nor its Representatives shall have any liability to Amgen or its Representatives or their equityholders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) in connection with (a) any written or oral expression made by or on behalf of Five Prime with respect to a possible Transaction; (b) Amgen or its Representatives participation in evaluating a possible Transaction; or (c) Amgen’s and its Representatives’ review of or use or content of the Confidential Information or any errors therein or omissions therefrom or any action or omission by Amgen or its Representatives in reliance on the Confidential Information, except, in each of the foregoing clauses, as may be permitted by the express terms of any definitive agreement entered into in respect of a Transaction.

10.

At any time upon the written request of Five Prime or any of its Representatives, Amgen and its Representatives shall promptly destroy all Confidential Information then in Amgen’s or its Representatives’ possession, including, without limitation, all written or electronic data developed or derived from the Confidential Information. All redelivery or destruction pursuant to this paragraph 10 shall be confirmed in writing to Five Prime (which may be via email) by an authorized Representative of Amgen. Notwithstanding the foregoing, Amgen shall be permitted to retain one copy of Confidential Information for purposes of any bona fide internal document retention policies and/or the Confidential Information that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices; provided, that, such materials referenced in this sentence shall remain subject to the confidentiality obligations of this Agreement applicable to Confidential Information. Despite the destruction of Confidential Information, Amgen and its Representatives will continue to be bound by the obligations hereunder.

11.

Amgen agrees that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or other Representatives, except for the matters specifically agreed in this Agreement. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Each party further acknowledges and agrees that (a) neither party shall have an obligation to authorize or pursue any Transaction, (b) neither party has authorized or made any decision to pursue or engage in any such Transaction and (c) each party reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time, regarding a Transaction or otherwise. For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof. This Agreement does not constitute or create any obligation of Five Prime to provide any Confidential Information or other information to Amgen, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available. Under no circumstances is Five Prime obligated to disclose or make available any information, including any Confidential Information that Five Prime in its sole discretion determines not to disclose.

12.

It is understood and agreed that Five Prime will arrange for appropriate contacts for due diligence and other purposes. Accordingly, neither Amgen nor any of its Representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with a Transaction or (c) any other communication relating to a Transaction with any person other than those Representatives of Five Prime identified to Amgen in writing (which may be via email) for such purposes.

13.

Until the earlier of the consummation by Amgen of a Transaction between the parties and 15 months from the Effective Date, Amgen and its Representatives (acting at its direction or on its behalf) shall not, without Five Prime’s prior written consent, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of Five Prime at a level of executive director (level 8) or above, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Five Prime (in each case, other than (a) solicitation through, or hiring that results from, general advertising or other general solicitation not targeted to the employees of Five Prime (including through a search firm), (b) solicitation with respect to, or hiring, any person whose employment has been terminated by Five Prime for a period of at least three (3) months or (c) hiring any person that independently approaches Amgen without any direct or indirect solicitation on its part).

14.

Amgen agrees that, for a period of 15 months following the Effective Date, unless specifically invited in writing by the Board of Directors of Five Prime, neither Amgen nor its Representatives (acting on its behalf or direction) will in any manner, directly or indirectly: (1) effect or seek, offer or propose (whether publicly or otherwise) to effect, participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Five Prime, (b) any tender offer or exchange offer, merger or other business combination involving Five Prime or any of its assets, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Five Prime, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or consents to vote any securities of Five Prime, including soliciting consents or taking any other action with respect to the calling of a special meeting of Five Prime’s stockholders; (2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to Five Prime; (3) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of Five Prime or to obtain representation on the Board of Directors of Five Prime; (4) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that could reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or could cause or require Amgen or Five Prime to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this paragraph; (6) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; or (7) request of Five Prime or any of its Representatives, directly or indirectly, that Five Prime amend or waive any provision of this paragraph (including this sentence).

Notwithstanding anything in this paragraph 14 to the contrary, (x) Amgen may make a confidential proposal to the Chairman of the Board of Directors or the Chief Executive Officer of Five Prime for delivery to the Board of Directors with respect to a strategic business combination with Five Prime or an acquisition of Five Prime by Amgen; provided, that Amgen and its Representatives treat such proposal and the fact that it has been made as Transaction Information hereunder; and, provided, further, that the fact that Amgen is making such a proposal or the terms thereof would not reasonably be expected to require Amgen or Five Prime or any of their respective affiliates to make any public disclosure with respect to such proposal or any of the matters set forth in this Agreement, and (y) nothing contained herein shall prohibit: (i) Amgen or any of its affiliates from acquiring the securities of another biotechnology or pharmaceutical company that beneficially owns any securities of Five Prime; (ii) employees of Amgen or any of its affiliates from purchasing Five Prime’s securities pursuant to employee benefit or pension plans of Amgen or any of its affiliates or any stock portfolios not controlled by Amgen or its affiliates that invest in Five Prime among other companies; (iii) Amgen or any of its affiliates from initiating confidential discussions with, or submitting confidential proposals to, Five Prime related solely to licensing, collaboration, research, development, marketing or comparable transactions not otherwise covered by this paragraph 14 or Amgen or any of its affiliates from entering into any mutually agreed relationship or transaction with Five Prime or any of its affiliates in the ordinary course of business; or (iv) Amgen or any of its affiliates from taking any action that is specifically approved in advance by Five Prime’s Board of Directors; provided, further, that no actions of Amgen or its affiliates pursuant to this clause (y) shall be taken for the purpose of circumventing the restrictions contained in this paragraph 14.

The provisions of this paragraph 14 shall become inoperative and be of no further force or effect if: (A) Five Prime enters into a definitive agreement with any person or “group” (within the meaning of the 1934 Act) pursuant to which, if consummated, such person or group would acquire more than 40% of Five Prime’s issued and outstanding capital stock (whether by tender offer, exchange offer or otherwise) or assets of Five Prime representing more than 40% of the consolidated assets of Five Prime, so long as Amgen and its affiliates are not a member of such group or (B) any person or group commences a bona fide tender or exchange offer (with or without conditions) that, if consummated, would make such person or group the owner of more than 40% of Five Prime’s issued and outstanding capital stock, and such offer becomes public and Five Prime’s Board of Directors does not reject such offer or recommend against stockholders tendering their shares into such offer within ten (10) business days following such public announcement of such proposal or offer; or (C) any person or group consummates any business combination, restructuring, recapitalization, tender or exchange offer, or other extraordinary transaction with respect to more than 40% of the issued and outstanding capital stock or assets of Five Prime’s, in each case, so long as Amgen and its affiliates are not a member of such group. Except for the terms expressly set forth in this paragraph 14, nothing contained in this Agreement shall restrict Amgen or its affiliates from directly or indirectly making an offer to acquire Five Prime that is otherwise in compliance with the terms and obligations of this Agreement, including the confidentiality, use and disclosure obligations set forth herein.

Amgen acknowledges that as of the Effective Date, except as previously disclosed by Amgen to Five Prime in writing, neither Amgen nor its controlled affiliates beneficially own any debt or equity securities of Five Prime, or any rights or options to acquire any such securities (or beneficial ownership thereof).

15.

This Agreement and the obligations hereunder shall expire and be of no further force or effect from and after the earlier to occur of (a) three (3) years following the Effective Date and (b) consummation of a Transaction between Amgen and Five Prime; provided, however, that the termination of this Agreement shall not relieve any party from any liability with respect to any violation or breach prior to such termination of any provision contained in this Agreement.

16.

Amgen acknowledges that Five Prime may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. Five Prime is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Agreement. The parties (a) agree that they share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates.

17.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No provision of this Agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified; provided, that this Agreement shall not be subsequently limited or amended by any “clickthrough” agreement relating to the confidentiality of the Confidential Information agreed to by a party or its Representatives in connection with its or their access to any data site maintained in connection with a Transaction.

18.

Each party understands and agrees that money damages may be an inadequate remedy for any breach of this Agreement and that the non-breaching party shall be entitled to seek specific performance, injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

19.

No party may assign this Agreement other than with the prior written consent of the other party; provided, however, that either party may, without such consent, assign its rights and obligations under this Agreement in connection with a merger, consolidation or sale of substantially all of the business to which this Agreement relates. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement and that certain Mutual Non-Disclosure Agreement, dated July 29, 2019, as amended on August 2, 2019 and June 16, 2020 (the “Prior CDA”) contain the entire agreement between the parties concerning the subject matter hereof and thereof, and this Agreement and the Prior CDA supersede all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof and thereof. All disclosures of Confidential Information after the Effective Date shall be governed by this Agreement.

20.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect to the fullest extent permitted by Law and shall in no way be affected, impaired or invalidated.

21.

This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, without reference to its conflict of law provisions.

22.

For purposes of this Agreement: (a) the term “Representatives” means (x) the directors, officers, employees, investment professionals, agents, affiliates, partners, advisors, or representatives (including attorneys, accountants, consultants and financial advisors) of a party and (y) only from and after such time as Five Prime consents in writing in its sole discretion, potential sources of debt or equity financing to Amgen or its affiliates; (b) the term “subsidiary” means, when used with respect to any party, (x) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (y) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (c) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; (d) the term “affiliate” shall be as such term is defined under the 1934 Act; (e) the term “person” shall be broadly interpreted to include a natural person, the internet, the media and any corporation, partnership, group, or other entity; and (f) the use of the word “or” will not be interpreted as exclusive.

23.

By making Confidential Information or other information available to Amgen or its Representatives, Five Prime is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

24.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed with effect as of the Effective Date.

Five Prime Therapeutics, Inc.		Amgen Inc.

By:	/s/ Francis Sarena	By:	/s/ Andrew T. Turney
Name:	Francis Sarena	Name:	Andrew T. Turney
Title:	Chief Strategy Officer	Title:	Associate General Counsel under delegation from Jonathan P. Graham, EVP, General Counsel and Secretary

[Signature Page to Non-Disclosure Agreement]